Exhibit 99.1

Quantum Computing Inc. Reports Fourth Quarter and Year-End 2025 Financial Results

HOBOKEN, NJ – March 2, 2026 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative, quantum optics and integrated photonics technology company, today released financial results for the three and twelve-month periods ended December 31, 2025.

Dr. Yuping Huang, Chief Executive Officer of QCi, commented, “In 2025 we continued to advance our strategy to build a vertically integrated photonics and quantum optics platform capable of supporting scalable, commercial applications across AI, high-performance computing, cybersecurity, and remote sensing. We completed and opened “Fab 1”, our TFLN chip manufacturing facility in Tempe, Arizona, expanded our foundry services business, strengthened our leadership team and board, and raised over $1.5 billion to support our long-term growth strategy and technology roadmap. We are now seeing early customer engagement and revenue contribution from our foundry services and product portfolio as we continue progressing toward broad scale commercialization.”

“Subsequent to the close of the fourth quarter, we completed our acquisition of Luminar Semiconductor, Inc., which brings established capabilities in lasers, detectors, advanced packaging, and manufacturing. The acquisition adds an established customer base and accelerates our path to scalable manufacturing. As we move through 2026, we remain focused on advancing strategic partnerships, scaling our technology and manufacturing capabilities, and investing in talent across engineering, research and production to support continued growth and execution.”

Fourth Quarter 2025 Financial Highlights

●	Fourth quarter 2025 revenues totaled approximately $198,000 compared to $62,000, a 219% increase. The year-over-year increase was driven primarily by hardware sales and services associated with our Fab 1 facility, which began contributing revenue during the year.

●	Fourth quarter 2025 operating expenses totaled $22.1 million compared to the previous year’s fourth quarter operating expenses of $8.9 million, an increase of 148%. The increase in operating expenses is the result of substantial growth in personnel for research and development, engineering, manufacturing and sales and marketing to support our long-term growth initiatives, as well as M&A expenses.

●	The Company reported a net loss of $1.6 million, or a loss of $0.01 per basic share for the fourth quarter of 2025, compared to a net loss of $51.2 million or a loss of $0.47 per basic share for the same period of the previous year. The improvement in net loss during the quarter was primarily due to a gain of $7.0 million from the mark-to-market of a derivative liability, which is non-cash in nature and subject to future volatility, plus interest income of $13.6 million.

●	Total assets at December 31, 2025 were $1.6 billion, increasing from $153.6 million at December 31, 2024. Cash and cash equivalents at December 31, 2025 increased by $658.9 million to $737.9 million from year-end 2024 and investments as of December 31, 2025 totaled $783 million. During the fourth quarter, the Company raised gross proceeds of $750 million through a private placement of common stock.

●	Total liabilities at December 31, 2025 were $20.7 million, a decrease of $25.6 million compared to year-end 2024.

●	As of December 31, 2025, the Company had stockholders’ equity totaling $1.6 billion.

Fourth Quarter 2025 Operational Highlights, plus updates since December 31, 2025

●	Acquisition of Luminar Semiconductor: During the quarter, QCi announced an agreement to acquire Luminar Semiconductor, Inc., which manufactures and sells a portfolio of photonic components and brings established capabilities in lasers, detectors, advanced packaging, and manufacturing, complementing QCi’s position in TFLN integrated photonics. The all-cash transaction, valued at $110 million, was completed subsequent to the quarter on February 2, 2026.

●	Completed $750 million Oversubscribed Private Placement: During the fourth quarter, QCi announced that it entered into securities purchase agreements with institutional investors for the purchase and sale of 37,183,937 shares of common stock in an oversubscribed private placement, resulting in gross proceeds of $750 million, before deducting offering expenses.

●	Quantum Photonic Chip Foundry Update: QCi’s Fab 1 facility, which is currently used as a research and development and prototyping space, has been ramping small-batch manufacturing and has begun to contribute revenue. The Company is actively planning for another manufacturing facility, known as Fab 2, which is expected to be larger facility designed to support higher-volume production.

●	Dr. Yuping Huang confirmed as Chief Executive Officer: Dr. Yuping Huang was appointed CEO, effective January 1, 2026, after previously having been appointed Interim CEO in April 2025. Dr. Huang’s appointment comes as part of QCi’s ongoing focus on growth and scaling its quantum photonics systems for industrial and commercial use.

●	Unveiled Photonics-Based Reservoir Computer, Neurawave: QCi debuted Neurawave, its newest reservoir computer, at SuperCompute25. Neurawave represented an important development for QCi as it delivers a photonic computing system designed to meet industry standards and seamlessly integrate with existing computing infrastructures.

●	Strategic Collaboration with POET Technologies: During the quarter, QCi announced a strategic collaboration with POET Technologies, a leader in the design and implementation of highly-integrated optical engines and light sources for artificial intelligence networks, to develop 400G/Lane thin-film lithium niobate (TFLN) modulator-based 3.2Tbps engines designed to lead the next era of computing.

Earnings Conference Call

The Company will host its fourth quarter and year end conference call today, Monday, March 2, 2026, at 4:30 p.m. ET. To access the live webcast of the conference call, visit the QCi Investor Relations page at https://quantumcomputinginc.com/investor-relations. Investors may also access the webcast via the following link: https://www.webcaster5.com/Webcast/Page/3051/53656.

To participate in the call by phone, dial (877) 545-0523 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0016. Callers should use access code: 293172.

A replay of the teleconference will be available until March 16, 2026, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 53656.

About Quantum Computing Inc.

Quantum Computing Inc. (Nasdaq: QUBT) is an innovative, quantum optics and integrated photonics technology company that provides accessible and affordable quantum machines and TFLN foundry services to the world today. QCi’s products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technologies and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, and cybersecurity, as well as remote sensing applications.

Through its acquisition of Luminar Semiconductor, Inc., QCi accelerated its technology roadmap while expanding technical depth, manufacturing capabilities, and its product portfolio to photonics and optics components, subsystems, and systems.

Company Contact:

Rosalyn Christian/John Nesbett

IMS Investor Relations

investors@quantumcomputinginc.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our expectations of future results, operational expansion and business strategy are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “strategy,” “future,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the factors, risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at https://quantumcomputinginc.com/investor-relations, which could cause our actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

QUANTUM COMPUTING INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31,
	2025	2024	2025	2024
Total revenue	$198	$62	$682	$373
Cost of revenue	296	28	615	261
Gross profit	(98)	34	67	112
Operating expenses
Research and development	7,004	4,758	20,473	11,318
Sales and marketing	1,292	575	3,431	1,818
General and administrative	13,822	3,615	27,240	12,913
Total operating expenses	22,118	8,948	51,144	26,049
Loss from operations	(22,216)	(8,914)	(51,077)	(25,937)
Non-operating income (expense)
Interest and other income	13,635	243	20,718	423
Interest expense	55	(2,034)	(65)	(2,496)
Change in fair value of derivative liability	6,970	(40,532)	11,750	(40,532)
Income (loss) before income tax provision	(1,556)	(51,237)	(18,674)	(68,542)
Income tax provision	-	-	-	-
Net income (loss)	(1,556)	(51,237)	(18,674)	(68,542)
Other comprehensive loss
Unrealized losses on available-for-sale debt securities	931	-	905	-
Total comprehensive income (loss)	$(625)	$(51,237)	$(17,769)	$(68,542)

Income (Loss) per share:
Basic	$(0.01)	$(0.47)	$(0.11)	$(0.73)
Diluted	$(0.01)	$(0.47)	$(0.11)	$(0.73)

Weighted average shares used in computing net income (loss) per common share:
Basic	216,060	108,530	164,492	93,881
Diluted	216,060	108,530	164,492	93,881

QUANTUM COMPUTING INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except par value data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$737,880	$78,945
Accounts receivable, net	519	27
Inventory	352	18
Short-term investments	379,421	-
Accrued interest receiveable	3,634	-
Prepaid expenses and other current assets	11,914	161
Total current assets	1,133,720	79,151
Property and equipment, net	12,971	8,212
Operating lease right-of-use assets	2,353	1,522
Intangible assets, net	6,500	8,972
Goodwill	55,573	55,573
Long-term investments	403,121	-
Accrued interest receivable – long term	4,551
Other non-current assets	131	129
Total assets	$1,618,920	$153,559

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$778	$1,372
Accrued expenses	9,135	2,134
Deferred revenue	395	79
Other current liabilities	766	974
Total current liabilities	11,074	4,559
Derivative liability	7,773	40,532
Operating lease liabilities	1,808	1,181
Total liabilities	20,655	46,272
Commitments and Contingencies (see Note 10)
Stockholders’ equity:
Preferred stock	-	-
Common stock	22	13
Additional paid-in capital	1,816,494	307,756
Accumulated deficit	(219,156)	(200,482)
Accumulated other comprehensive loss	905	-
Total shareholders’ equity	1,598,265	107,287
Total liabilities and shareholders’ equity	$1,618,920	$153,559

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